PAYLESS SHOESOURCE ANNOUNCES CLOSE OF STRIDE RITE ACQUISITION AND HOLDING COMPANY NAME CHANGE TO COLLECTIVE BRANDS, INC.

Global Footwear, Accessory and Lifestyle Brand Company Has Three Complementary Business Units, Expanded Business Model and Strong Brand Portfolio

Company Well-Positioned to Accelerate Long-Term Retail, Wholesale, Licensing and E-Commerce Growth

TOPEKA, Kan., Aug. 17 /PRNewswire-FirstCall/ – Payless ShoeSource, Inc. (NYSE: PSS - News) announced today that it has completed the acquisition of The Stride Rite Corporation and has officially changed its name to Collective Brands, Inc.

"Collective Brands is built on the solid foundation of each business unit's individual core competencies, expertise and heritage," said Matthew E. Rubel, chief executive officer and president of Collective Brands, Inc. "The new company will reach an expanded customer base with iconic brands through its nearly 4,900-strong retail stores and vibrant wholesale, licensing, and e- commerce channels. It will benefit from new efficiencies and greater scale in all aspects of getting footwear and accessories to market."

Collective Brands is a global footwear, accessory and lifestyle brand company with leading, well-recognized brands, superior quality and on-trend footwear, and accessory products offered through multiple channels. As one of the largest footwear companies in the western hemisphere, Collective Brands is organized with three highly complementary and separate business units with distinct missions in terms of their product offerings, distribution channels, brand portfolios, and target customer bases:

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Payless ShoeSource: democratizing fashion and design in footwear and accessories through its nearly 4,600 retail store chain. Brands sold at Payless include Airwalk®, American Eagle(TM), Champion®, Dexter®, Tailwind® (through the Exeter Brands Group of Nike Inc.), Disney®, Shaquille O'Neal-endorsed Dunkman(TM), ABT for Spotlights, and designer collections: Abaete for Payless, Lela Rose for Payless and alice + olivia for Payless.

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Stride Rite: centering on premium lifestyle and athletic branded footwear and high-quality children's footwear sold primarily through wholesaling arrangements and more than 300 retail store locations. Brands owned or licensed by Stride Rite include Stride Rite®, Keds®, Sperry Top-Sider®, Tommy Hilfiger® footwear, Saucony®, Hind®, and Robeez®, among others.

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Collective Licensing International: specializing in brand management and global licensing of its portfolio of youth, lifestyle and high-quality fashion athletic brands. Brands for Collective Licensing include: Airwalk®, Vision Street Wear®, Lamar®, Sims®, LTD®, genetic(TM), Dukes®, Rage®, Ultra-Wheels®, and Skate Attack®.

While each unit will operate separately, the company will leverage core competencies across the organization in areas such as product design and development, global sourcing, distribution, inventory management, and various corporate functions.

Collective Brands' competitive advantages include:

•	A diverse operating model with the ability to target specific customer segments with branded products offered at a range of price points through multiple channels.

•	The preeminent position in children's footwear both at the premium and moderate level.

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A stronger, more efficient organization with the scope and scale to manage all aspects of getting to market – from interpretations of emerging trends, to design, development, sourcing, logistics and distribution.

The acquisition of Stride Rite was approved by its shareholders at a special meeting held on August 16, 2007, with 80.7% of its shareholders voting in favor of the transaction. The transaction, valued at approximately $900 million, consisted of an aggregate $800 million payment to Stride Rite shareholders, option holders and other equity holders, as well as the repayment of existing debt and other transaction costs. It was financed with approximately $175 million in cash-on-hand and a $725 million term loan B at a variable rate of currently 8.3% over 7 years.

David Chamberlain, chief executive officer for The Stride Rite Corporation, has retired from day-to-day operations of the company and will serve as an outside consultant to Matt Rubel. Richard Thornton will continue to serve as president and chief operating officer of the Stride Rite unit. Matt Rubel will continue to head the Payless ShoeSource unit, and Bruce Pettet will continue to lead the Collective Licensing unit.

About Collective Brands, Inc. and Forward Looking Statements

Collective Brands, Inc. is the holding company of three business units: Payless ShoeSource, Stride Rite, and Collective Licensing International. At this time, Collective Brands, Inc. continues to trade under the symbol (PSS). Payless ShoeSource is one of the largest footwear retailers in the western hemisphere. It is dedicated to democratizing fashion and design in footwear and accessories and inspiring fun, fashion possibilities for the family at a great value. Stride Rite markets the leading brand of high-quality children's shoes in the United States. The unit also markets products for children and adults under well-known brand names, including Keds, Sperry Top-Sider, Saucony, Tommy Hilfiger Footwear, and Robeez. Collective Licensing International is a leading youth lifestyle marketing and global licensing business. Information about, and links for shopping on, each of Collective Brands' units can be found at www.collectivebrands.com.

This release contains one or more forward-looking statements. Forward-looking statements are identified by words such as "will," and other similar words. A variety of known and unknown risks and uncertainties could cause actual results to differ materially from the anticipated results which include, but are not limited to: the risk that the businesses will not be integrated successfully or will take longer than anticipated; the risk that the expected cost savings will not be achieved or unexpected costs will be incurred; the risk that customers will not be retained or that disruptions from the transaction will harm relationships with customers, employees and suppliers; costs and other expenditures in excess of those projected for environmental investigation and remediation or other legal proceedings; changes in accounting treatment of any financings; changes in consumer spending patterns; changes in intellectual property, customs and/or tax laws; litigation, including intellectual property and employment litigation; and the ability to hire and retain associates. In addition, other risks and uncertainties not presently known to us or that we consider immaterial could affect the accuracy of our forward-looking statements. Please refer to Collective Brands' 2006 Annual Report on Form 10-K for the fiscal year ended 2006 for more information on these and other risk factors that could cause actual results to differ. Collective Brands does not undertake any obligation to release publicly any revisions to such forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

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